UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ISTA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

BAUSCH & LOMB INCORPORATED

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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E-MAIL RESPONSE FROM BAUSCH & LOMB TO QUESTIONS FROM THE OCULAR SURGERY NEWS

What is the significance of the acquisition in the ophthalmic marketplace/industry?

We believe that the combination of Bausch + Lomb and ISTA Pharmaceuticals will have a positive impact on the marketplace, as it will bring together two companies with a shared commitment to customers; complementary product portfolios; and a focus on  eye health.   Together, we will provide eye care specialists with a comprehensive portfolio of medicines to meet more of their patients’ eye-health needs, now and in the future.

Additionally, we have heard from many U.S. key opinion leaders who are excited about this potential combination.

Why Ista?

ISTA is an excellent strategic fit with Bausch + Lomb.  ISTA’s strong customer relationships and commercial expertise will complement Bausch + Lomb’s patient-centered approach to service and innovation.

Our companies share a strong, overlapping customer base in the U.S., and we have complementary, high growth products that get strong interest from the prescribing base.  Additionally, the combination will nearly double our late stage research and development pipeline, which will ultimately help bring meaningful medical advances to the many eye care professionals and patients we serve.   What’s more, our two companies already enjoy a strong working relationship because we have been manufacturing nearly all of ISTA’s current products on their behalf for many years.   We also have deep roots and a shared commitment to doing business in Orange County, California.

From a financial standpoint, the combination of our two companies will add more than $150 million in top line annualized sales upon consummation of the deal, and we expect it to be EBITDA accretive in the first full year after close.

Since our audience is ophthalmologists in particular, in what ways will this acquisition affect them and their interactions with Ista and B+L?

Our acquisition of ISTA is subject to U.S. antitrust approval and other customary closing conditions, including the approval of ISTA’s shareholders.   Until the companies receive regulatory approval and consummate the transaction, the companies will continue to operate separately and independently.  Therefore there will be no immediate changes to how customers interact with our respective companies.

What changes should ophthalmologists expect in existing Ista brands?

Again, it’s important to note that our acquisition of ISTA is subject to U.S. antitrust approval and other customary closing conditions, including the approval of ISTA’s shareholders.   Until the companies receive regulatory approval and consummate the transaction, the companies will continue to operate separately and independently.  Therefore there will be no immediate changes to how customers interact with our respective companies.

Any changes regarding ISTA brands or products are at their discretion, as we are two separate companies until the deal is consummated.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

ISTA plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about ISTA, Bausch + Lomb, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by ISTA through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from ISTA by contacting Investor Relations at 949-789-3159 or jherbert@istavision.com.

ISTA and Bausch + Lomb and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ISTA's stockholders with respect to the transactions contemplated by the merger agreement. Information regarding ISTA's directors and executive officers is contained in ISTA's Annual Report on Form 10-K for the year ended December 31, 2011, its proxy statement dated November 1, 2011, and its Current Report on Form 8-K filed December 6, 2011, which are filed with the SEC. As of February 24, 2012, ISTA's directors and officers beneficially owned approximately 5,481,128 shares, or 13.10%, of ISTA's common stock. Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Bausch + Lomb and ISTA, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Bausch + Lomb or ISTA managements' future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction, and the other factors described in ISTA's Annual Report on Form 10-K for the year ended December 31, 2011. Bausch + Lomb and ISTA disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

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